Exhibit 99.1
Vail Resorts Contacts:
Investor Relations: Bo Heitz, (303) 404-1800, InvestorRelations@vailresorts.com
Media: Sara Olson, (303) 404-6497, News@vailresorts.com
Vail Resorts Reports Fiscal 2024 First Quarter and Season Pass Sales Results, and Announces 2024 Capital Plan
BROOMFIELD, Colo. - December 7, 2023 - Vail Resorts, Inc. (NYSE: MTN) today reported results for the first quarter of fiscal 2024 ended October 31, 2023, provided season pass sales results, reaffirmed its guidance for fiscal 2024, provided additional detail on its calendar year 2024 capital plan, declared a dividend payable in January 2024, and announced share repurchases completed during the first quarter.
Highlights
•Net loss attributable to Vail Resorts, Inc. was $175.5 million for the first quarter of fiscal 2024 compared to a net loss attributable to Vail Resorts, Inc. of $137.0 million in the same period in the prior year.
•Resort Reported EBITDA loss was $139.8 million for the first quarter of fiscal 2024, compared to a Resort Reported EBITDA loss of $96.5 million for the first quarter of fiscal 2023.
•Pass product sales through December 4, 2023 for the upcoming 2023/2024 North American ski season increased approximately 4% in units and approximately 11% in sales dollars as compared to the period in the prior year through December 5, 2022. Pass product sales are adjusted to eliminate the impact of changes in foreign currency exchange rates by applying current U.S. dollar exchange rates to both current period and prior period sales for Whistler Blackcomb.
•The Company reaffirmed its guidance for fiscal year 2024 of $316 million to $394 million of net income attributable to Vail Resorts, Inc. and $912 million to $968 million of Resort Reported EBITDA.
•The Company declared a quarterly cash dividend of $2.06 per share of Vail Resorts’ common stock that will be payable on January 9, 2024 to shareholders of record as of December 26, 2023 and repurchased approximately 0.2 million shares during the quarter at an average price of approximately $211 for a total of $50 million.

•On November 30, 2023, the Company announced it had entered into an agreement to acquire Crans-Montana Mountain Resort in Switzerland, the Company’s second ski resort in Europe. The Company expects the acquisition to close during the 2023/2024 ski and ride season.
Commenting on the Company’s fiscal 2023 first quarter results, Kirsten Lynch, Chief Executive Officer, said, “Our first fiscal quarter historically operates at a loss, given that our North American and European mountain resorts are generally not open for ski season operations during the period. The quarter's results are primarily driven by winter operating results from our Australian resorts and our North American resorts’ summer activities, dining, retail/rental and lodging operations, and administrative expenses.
“We are pleased with our results for the quarter, which exceeded our expectations due to the timing of expenses, primarily related to season ramp-up activities. As we expected, Resort Reported EBITDA declined compared to the prior year period primarily driven by cost inflation, including a $7 million impact of our fiscal 2023 employee investment which went into effect in October 2022, $14 million lower EBITDA from our Australian resorts due to normalized results following record demand and favorable conditions in the prior fiscal year as well as from current year weather related challenges that impacted terrain, $4 million lower EBITDA from our North America summer operations from lower demand for summer mountain travel and weather related challenges, and $4 million negative impact from foreign exchange rates.”
Turning to season pass results, Lynch said, “We are pleased with the results of our season pass sales, which continue to demonstrate the compelling value proposition of our pass products, our network of mountain resorts, the strong guest experience created at each mountain resort and our commitment to continually invest in the guest experience. Pass product sales for the North American ski season increased approximately 4% in units and approximately 11% in sales dollars through December 4, 2023 as compared to the period in the prior year through December 5, 2022. Pass product sales are adjusted to eliminate the impact of foreign currency by applying an exchange rate of $0.74 between the Canadian dollar and U.S. dollar in both periods for Whistler Blackcomb pass sales. We expect to have approximately 2.4 million guests committed to our 41 North American, Australian, and European resorts in advance of the season in non-refundable advance commitment products this year, which are expected to generate over $900 million of revenue and over 73% of all skier visits (excluding complimentary visits).
“The results of our North American pass sales demonstrate strong loyalty among our pass holders, with particularly strong pass sales growth from renewing pass holders, and also from guests in our database who previously purchased passes but did not buy a pass in the prior season. The Company successfully grew units across destination, international and local geographies, with the largest unit growth in destination markets, including in the Northeast. The business also achieved growth in the Midwest and Mid-Atlantic, which after challenging conditions last season, highlights the stability of our advance commitment program, loyalty of our guests, and significant opportunity to drive pass penetration in the East. Pass sales grew across all major pass product segments, with the strongest product growth in regional pass products and Epic Day Pass products as lower frequency guests and local Northeast guests continue to be attracted by the strong value proposition of these products. The pass unit growth rate moderated relative to our September 2023 growth rate as we successfully moved purchasers earlier in the selling cycle, including guests who purchased our newer product offerings in the prior year period. Pass sales dollars benefited from the 8% price increase relative to the 2022/2023 season and new pass holders coming into the program in higher priced products relative to the sales results in the prior year period, partially offset by the mix impact from the growth of regional and Epic Day Pass products.”
Lynch continued, “Heading into the 2023/2024 North American and European ski season, we are pleased with our significant base of committed guests that provide meaningful stability for our Company, especially during economic uncertainty. Our Rockies resorts and Whistler Blackcomb have opened with typical conditions for this time of year, and Andermatt-Sedrun has had particularly strong conditions to start the season. Tahoe’s early season has been more challenging with limited snowfall and warm temperatures to date, and our resorts in the East have experienced typical seasonal variability for this point in the season. Lodging booking trends for the upcoming season are generally consistent with prior year levels, though it is important to note that our lodging bookings represent a small portion of the overall lodging inventory around our resorts. While our mountain resorts are continuing to hire for the winter season, we are on track with our staffing plans and encouraged by the strong return rate of employees from the prior season.”
Crans-Montana Acquisition
As previously announced on November 30, 2023, the Company entered into an agreement to acquire a majority stake in Crans-Montana Mountain Resort (“Crans-Montana”) in Switzerland, the Company’s second ski resort in Europe. Crans-Montana is an iconic ski destination in the heart of the Swiss Alps, with a unique heritage, incredible terrain, passionate team, and a community dedicated to the success of the region. This acquisition aligns to the Company’s growth strategy of expanding its resort network in Europe, creating even more value for pass holders and guests around the world. Much like Andermatt-Sedrun, the Company believes Crans-Montana has a unique opportunity for future growth.
Upon the closing of the acquisition, the Company will acquire an 84% ownership stake in Remontées Mécaniques Crans Montana Aminona SA, which controls and operates all the resort’s lifts and supporting mountain operations, an 80% ownership stake in SportLife AG, which operates one of the ski schools located at the resort, and 100% of 11 restaurants located on and around the mountain. Subject to closing adjustments, the enterprise value of the resort operations is expected to be CHF 118.5 million, including approximately CHF 7 million of debt that will remain in place. The Company expects to fund the purchase price for the acquired ownership interest of the resort operations through cash on hand. Vail Resorts anticipates that the resort will generate approximately CHF 5 million of EBITDA in its fiscal year ending July 31, 2025, the first full year of operations following the expected closing later in fiscal 2024. Vail Resorts anticipates EBITDA growth over time from the inclusion of the resort on the Epic Pass products and investments in the guest experience. Subject to the timing of capital project approvals and completion, Vail Resorts is planning to invest approximately CHF 30 million over the next five years in one-time capital spending to elevate the guest experience, and the resort is expected to generate over CHF 15 million of annual EBITDA following these investments and including the impact from incremental Epic Pass sales. This initial phase of growth of the resort is expected to be primarily driven by operating and marketing initiatives along with capital investments focused on maximizing gastronomy efficiencies and improving and expanding snowmaking capabilities.
After closing the transaction, normal annual maintenance capital expenditures for Crans-Montana Mountain Resort are expected to be approximately CHF 3 million. The transaction is expected to close during the 2023/2024 ski and ride season, subject to certain third-party consents. Operations at Crans-Montana Mountain Resort for the 2023/2024 winter season will continue in the ordinary course of business. Vail Resorts plans to include access to Crans-Montana Mountain Resort on select Epic Pass products for the 2024/2025 ski and ride season. Crans-Montana Mountain Resort will not be included on the Epic Pass for any remaining part of the 2023/2024 ski and ride season after the deal closes.
Operating Results
A more complete discussion of our operating results can be found within the Management’s Discussion and Analysis of Financial Condition and Results of Operations section of the Company’s Form 10-Q for the first fiscal quarter ended October 31, 2023, which was filed today with the Securities and Exchange Commission. The following are segment highlights:
Mountain Segment
•Mountain segment net revenue decreased $29.3 million, or 14.5%, to $172.5 million for the three months ended October 31, 2023 as compared to the same period in the prior year, primarily driven by our Australian ski areas, which experienced weather-related challenges that impacted terrain in the current year, compared to record visitation and favorable snow conditions in the prior year.
•Mountain Reported EBITDA loss was $139.5 million for the three months ended October 31, 2023, which represents a decrease of $47.4 million, or 51.4%, as compared to Mountain Reported EBITDA loss for the same period in the prior year, primarily driven by decreases in Mountain segment net revenue, as well as increases in expenses at our North American resorts, including increased labor costs and general and administrative expenses (which includes the incremental impact of our prior year investments in employee wages), increases in repairs and maintenance expense and professional services expense (including costs associated with our workforce management planning tools implementation), and the impacts of inflation.

Lodging Segment
•Lodging segment net revenue (excluding payroll cost reimbursements) increased $4.4 million, or 6.0%, to $78.4 million for the three months ended October 31, 2023 as compared to the same period in the prior year, primarily driven by positive weather conditions in the Grand Teton region, which enabled increased room pricing and drove increases in owned hotel rooms revenue and ancillary product sales.
•Lodging Reported EBITDA loss was $0.2 million for the three months ended October 31, 2023, which represents an increase of $4.1 million, or 94.6%, as compared to Lodging Reported EBITDA for the same period in the prior year, primarily as a result of increases in Lodging segment net revenue.
Resort - Combination of Mountain and Lodging Segments
•Resort net revenue was $254.3 million for the three months ended October 31, 2023, a decrease of $25.0 million as compared to Resort net revenue of $279.3 million for the same period in the prior year.
•Resort Reported EBITDA loss was $139.8 million for the three months ended October 31, 2023, a decrease of $43.3 million as compared to Resort Reported EBITDA loss of $96.5 million for the same period in the prior year.
Total Performance
•Total net revenue decreased $20.9 million, or 7.5%, to $258.6 million for the three months ended October 31, 2023 as compared to the same period in the prior year.
•Net loss attributable to Vail Resorts, Inc. was $175.5 million, or a loss of $4.60 per diluted share, for the first quarter of fiscal 2024 compared to a net loss attributable to Vail Resorts, Inc. of $137.0 million, or a loss of $3.40 per diluted share, in the prior year.
Return of Capital
Commenting on capital allocation, Lynch said, “Our balance sheet remains strong, and the business continues to generate robust cash flow. Our total cash and revolver availability as of October 31, 2023 was approximately $1.4 billion, with $729 million of cash on hand, $420 million of U.S. revolver availability under the Vail Holdings Credit Agreement and $214 million of revolver availability under the Whistler Credit Agreement. As of October 31, 2023, our Net Debt was 2.6 times trailing twelve months Total Reported EBITDA. The Company declared a quarterly cash dividend of $2.06 per share of Vail Resorts’ common stock that will be payable on January 9, 2024 to shareholders of record on December 26, 2023. During the quarter, the Company repurchased approximately 0.2 million shares of common stock at an average price of approximately $211 for a total of $50.0 million. We remain committed to returning capital to shareholders and intend to maintain an opportunistic approach to future share repurchases. We will continue to be disciplined stewards of our capital and remain committed to prioritizing investments in our guest and employee experience, high-return capital projects, strategic acquisition opportunities, and returning capital to our shareholders through our quarterly dividend and share repurchase program.”

Capital Investments
Commenting on the Company’s capital investments for the 2023/2024 North American ski season, Lynch said, “We are pleased to welcome guests to all of our resorts as the 2023/2024 North American and European ski seasons kick off with significant investments in the guest experience. At Keystone, this includes the transformational lift-served terrain expansion project in Bergman Bowl, increasing lift-served terrain by 555 acres with the addition of a new six-person high speed lift. At Breckenridge, this includes the upgrades to the Peak 8 base area, enhancing the beginner and children's experience and increasing uphill capacity from this popular base area, including a new four-person high speed 5-Chair to replace the existing two-person fixed-grip lift, new teaching terrain, and a transport carpet from the base, to make the beginner experience more accessible. At Whistler Blackcomb, this includes the replacement of the four-person high speed Fitzsimmons lift with a new eight-person high speed lift. At Stevens Pass, this includes replacing the two-person fixed-grip Kehr's Chair lift with a new four-person lift, which is designed to improve out-of-base capacity and guest experience. At Attitash, this includes the replacement of the three-person fixed-grip Summit Triple lift with a new four-person high speed lift to increase uphill capacity and reduce guests' time on the longest lift at the resort.
“The Company is also piloting My Epic Gear at Vail, Beaver Creek, Breckenridge, and Keystone for a limited number of pass holders during the 2023/2024 North American ski season, which will introduce a new gear membership program that provides the best benefits of gear ownership but with more choice, lower cost, and no hassle. My Epic Gear provides its members with the ability to choose the gear they want, for the full season or for the day, from a selection of the most popular and latest ski and snowboard models, and have it delivered to them when and where they want it, including slopeside pick up and drop off every day. In addition to offering the best skis and snowboards, My Epic Gear will also offer name brand, high-quality ski and snowboard boots with customized insoles and boot fit scanning technology. The entire My Epic Gear membership, from gear selection to boot fit to personalized recommendations to delivery, will be at the members’ fingertips through the new My Epic app. My Epic Gear is expected to officially launch for the 2024/2025 winter season at Vail, Beaver Creek, Breckenridge, Keystone, Whistler Blackcomb, Park City, Crested Butte, Heavenly, Northstar, Stowe, Okemo, and Mount Snow, and further expansions are expected in future years.
“The Company is also introducing new technology for the 2023/2024 ski season at its U.S. resorts that will allow guests to store their pass product or lift ticket directly on their phone and scan at lifts hands-free, eliminating the need for carrying plastic cards, visiting the ticket window or waiting to receive a pass or lift ticket in the mail. Once loaded on their phones, guests can store their phone in their pocket, and get scanned hands free in the lift line using Bluetooth® Low Energy technology, which is designed for low energy usage to minimize the impact on a phone's battery life. In addition to the significant enhancement of the guest experience, this technology will also ultimately reduce waste of printing plastic cards for pass products and lift tickets, and RFID chips, as a part of the Company's sustainability efforts and Commitment to Zero. For the first year of launch, to ensure a smooth transition, the Company will provide plastic cards for passes and lift tickets to all guests, and in future years plastic cards will be available to any guests who cannot or do not want to use their phone to store their pass product or lift ticket. We are also excited to announce the launch of our new My Epic app, which includes Mobile Pass and Mobile Lift Tickets, interactive trail maps, real-time and predictive lift line wait times, personalized stats, My Epic Gear, and other relevant information to support the guest experience. The Company is also investing in network-wide scalable technology that will enhance our analytics, e-commerce and guest engagement tools to improve our ability to target our guest outreach, personalize messages and improve conversion.”
Regarding calendar year 2024 capital expenditures, Lynch said, “In addition to this year's significant investments across new lifts, expanded terrain and enhanced guest-facing technology, we are pleased to announce additional details of our calendar year 2024 capital plan, which support the Company’s strategies to grow the subscription model, unlock ancillary growth, drive resource efficiency, and further differentiate the guest experience. We expect our capital plan for calendar year 2024 to be approximately $189 million to $194 million, excluding $13 million of incremental capital investments in premium fleet and fulfillment infrastructure to support the official launch of My Epic Gear for the 2024/2025 winter season at 12 destination and regional resorts across North America, $11 million of growth capital investments at Andermatt-Sedrun and $1 million of reimbursable capital. Including My Epic Gear premium fleet and fulfillment infrastructure capital and one-time investments, our total capital plan for calendar year 2024 is expected to be approximately $214 million to $219 million. This excludes any capital expenditures associated with the Crans-Montana acquisition, which remains subject to closing.
“As announced in September, at Whistler Blackcomb, the Company plans to replace the four-person high speed Jersey Cream lift with a new six-person high speed lift. This lift is expected to provide a meaningful increase to uphill capacity and better distribute guests at a central part of the resort. At Hunter Mountain, we plan to replace the four-person fixed-grip Broadway lift with a new six-person high speed lift and plan to relocate the existing Broadway lift to replace the two-person fixed-grip E lift, providing a meaningful increase in uphill capacity and improved access to terrain that is key to the progressive learning experience for our guests. At Park City, we are in the planning process to support the replacement of the Sunrise lift with a new 10-person gondola in partnership with the Canyons Village Management Association in calendar year 2025, which will provide improved access and enhanced guest experience for existing and future developments within Canyons Village. These projects remain subject to approvals.
“In addition to the projects announced in September, at Park City and Hunter Mountain beyond the planned lift investments we plan to enhance snowmaking systems to improve the experience for key terrain, increase early season terrain consistency, and improve the efficiency through the installation of automated and energy-efficient snowguns. We also plan to further support the Company’s Commitment to Zero by investing in waste reduction projects across our resorts to achieve the goal of zero waste to landfill by 2030. At Afton Alps, we plan to install a 10-lane tubing experience and renovate the existing

Alpine Building to create a 200 seat restaurant to further enhance the guest experience. At Seven Springs, we plan to add 390 new parking spaces to increase capacity for peak demand periods. At Perisher, in advance of the 2025 winter season in Australia, we plan to replace the Mt Perisher Double and Triple Chairs with a new six person high speed lift, with capital spending commencing in calendar year 2024 and continuing into calendar year 2025. These projects remain subject to approvals.
“In addition, we are continuing to invest in innovative technology to enhance the guest experience. In the coming year, we are investing in new functionality for the My Epic App to better communicate with and personalize the experience for our guests. Across our resorts, we plan to pilot new technologies at select restaurants to make it both easier and faster for guests to dine at our resorts. In addition, in order to support the launch of My Epic Gear, we plan to invest in logistics and technology infrastructure to help deliver a transformational improvement to the gear rental experience for our guests.
“The Company is planning to launch My Epic Gear for the 2024/2025 winter season at 12 destination and regional resorts across North America, including kids gear, and we will be limiting membership to 60,000 to 80,000 members. To support the initial year of this new business, in calendar year 2024 the Company plans to invest $13 million beyond our typical annual capital plan in incremental premium gear fleet and fulfillment infrastructure to support the anticipated growth of this business. We plan to provide additional updates on My Epic Gear and the on-going capital needs of the business after the year one launch.
“At Andermatt-Sedrun, we are pleased to announce plans to invest approximately $11 million in high-impact growth capital projects as part of a multi-year strategic growth investment plan to enhance the guest experience on the mountain, which will be funded by the CHF 110 million capital that was invested as part of the purchase of our majority stake in Andermatt-Sedrun. As part of the calendar year 2024 investments, we are planning to upgrade and replace snowmaking infrastructure at the Sedrun-Milez area on the eastern side of the resort to enhance the guest experience for key beginner and intermediate terrain and significantly improve energy efficiency. In addition, we plan to invest in the on-mountain dining experience with improvements to the Milez and Natschen restaurants. These investments are expected to be completed ahead of the 2024/2025 European ski season and remain subject to regulatory approvals.”
Sustainability Update
Commenting on the Company’s industry leading sustainability efforts, Lynch said, “In 2017 Vail Resorts announced an ambitious plan to take action to address our direct impact on the environment with a commitment to achieve zero net operating footprint by 2030, including zero net emissions, zero waste to landfill, and zero net operating impact on forests and habitat. We continue to be on track to achieve a zero net operating footprint by 2030. In fiscal 2023, we achieved 100% renewable electricity across North American operations for the second year in a row, and we achieved our 15% energy efficiency goal early, driven by over $10 million in energy-savings investments since fiscal 2018. Additionally, we achieved a

36% overall reduction in waste to landfill, diverting nearly 12 million pounds of waste from landfills. With this progress, the Company is ahead of schedule to meet its emissions goals, and is on track to reach zero waste to landfill and zero net operating impact on forests and habitats to achieve a zero net operating footprint by 2030.
“In addition to protecting the environment, we continue to expand our youth access program and promote diversity, equity and inclusion. During the 2022/2023 winter season, Vail Resorts hosted more than 11,000 youth through our multi-day Epic for Everyone youth access program, which aims to remove barriers to entry and create a more inclusive sport by providing gear, lessons, mentorship, and access for youth around our resorts. We remain dedicated to doing our part as responsible stewards of the great outdoors and the future of the ski industry, and committed partners to our communities. More information about our Commitment to Zero and efforts towards sustainability can be found at EpicPromise.com, and we expect our fiscal 2023 progress report to be released in the coming weeks.”
Outlook
Commenting on fiscal 2024 guidance, Lynch said, “Given the indicators for the upcoming season, we are reaffirming our fiscal 2024 net income attributable to Vail Resorts, Inc. guidance of $316 million to $394 million and Resort Reported EBITDA guidance of $912 million to $968 million that was included in our September earnings release based on the assumptions incorporated at that time, including foreign currency exchange rates, a continuation of the current economic environment and normal weather conditions for the 2023/2024 North American and European ski season and the 2024 Australian ski season. Our fiscal 2024 guidance excludes the impact associated with Crans-Montana, which remains subject to closing. Heading into the 2023/2024 North American and European ski season, we are encouraged by staffing levels on track to deliver an outstanding guest experience and the strength of our pass sales, though it is important to note that our growth in pass sales is expected to be partially offset by reduced lift ticket sales as we continue to successfully convert guests from lift tickets to pass products. In addition, there continues to be uncertainty around the economic outlook and the impact that may have on travel and consumer behavior as we head into our primary operating season.”
Earnings Conference Call
The Company will conduct a conference call today at 5:00 p.m. eastern time to discuss the financial results. The call will be webcast and can be accessed at www.vailresorts.com in the Investor Relations section, or dial (800) 267-6316 (U.S. and Canada) or +1 (203) 518-9783 (international). The conference ID is MTNQ124. A replay of the conference call will be available two hours following the conclusion of the conference call through December 14, 2023, at 8:00 p.m. eastern time. To access the replay, dial (888) 225-1540 (U.S. and Canada) or +1 (402) 220-4973 (international). The conference call will also be archived at www.vailresorts.com.

About Vail Resorts, Inc. (NYSE: MTN)
Vail Resorts is a network of the best destination and close-to-home ski resorts in the world including Vail Mountain, Breckenridge, Park City Mountain, Whistler Blackcomb, Stowe, and 32 additional resorts across North America; Andermatt-Sedrun in Switzerland; and Perisher, Hotham, and Falls Creek in Australia. We are passionate about providing an Experience of a Lifetime to our team members and guests, and our EpicPromise is to reach a zero net operating footprint by 2030, support our employees and communities, and broaden engagement in our sport. Our company owns and/or manages a collection of elegant hotels under the RockResorts brand, a portfolio of vacation rentals, condominiums and branded hotels located in close proximity to our mountain destinations, as well as the Grand Teton Lodge Company in Jackson Hole, Wyo. Vail Resorts Retail operates more than 250 retail and rental locations across North America. Learn more about our company at www.VailResorts.com, or discover our resorts and pass options at www.EpicPass.com.
Forward-Looking Statements
Certain statements discussed in this press release and on the conference call, other than statements of historical information, are forward-looking statements within the meaning of the federal securities laws, including the statements regarding fiscal 2024 performance (including the assumptions related thereto), including our expected net income and Resort Reported EBITDA; our expectations regarding our liquidity; our expectations related to our season pass products; our expectations regarding our ancillary lines of business; our expectations related to the launch and adoption of new products, technology, services and programs; our expectations regarding the acquisition of the Crans-Montana Mountain Resort; and the payment of dividends. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include but are not limited to the economy generally, and our business and results of operations, including the ultimate amount of refunds that we would be required to refund to our pass product holders for qualifying circumstances under our Epic Coverage program; prolonged weakness in general economic conditions, including adverse effects on the overall travel and leisure related industries; risks associated with the effects of high or prolonged inflation, rising interest rates and financial institution disruptions; unfavorable weather conditions or the impact of natural disasters or other unexpected events; the willingness or ability of our guests to travel due to terrorism, the uncertainty of military conflicts or public health emergencies, and the cost and availability of travel options and changing consumer preferences, discretionary spending habits or willingness to travel; risks related to travel and airline disruptions, and other adverse impacts on the ability of our guests to travel; risks related to interruptions or disruptions of our information technology systems, data security or cyberattacks; risks related to our reliance on information technology, including our failure to maintain the integrity of our customer or employee data and our ability to adapt to technological developments or industry trends; our ability to acquire, develop and implement relevant technology offerings for customers and partners, including effectively implementing our My Epic application; the seasonality of our business combined with adverse events that may occur during our peak operating periods; competition in our mountain and lodging businesses or with other recreational and leisure activities; risks related to the high fixed cost structure of our business; our ability to fund resort capital expenditures; risks related to a disruption in our water supply that would impact our snowmaking capabilities and operations; our reliance on government permits or approvals for our use of public land or to make operational and capital improvements; risks related to federal, state, local and foreign government laws, rules and regulations, including environmental and health and safety laws and regulations; risks related to changes in security and privacy laws and regulations which could increase our operating costs and adversely affect our ability to market our products, properties and services effectively; potential failure to adapt to technological developments or industry trends regarding information technology; risks related to our workforce, including increased labor costs, loss of key personnel and our ability to maintain adequate staffing, including hiring and retaining a sufficient seasonal workforce; a deterioration in the quality or reputation of our brands, including our ability to protect our intellectual property and the risk of accidents at our mountain resorts; risks related to scrutiny and changing expectations regarding our environmental, social and governance practices and reporting; our ability to successfully integrate acquired businesses, including their integration into our internal controls and infrastructure; our ability to successfully navigate new markets, including Europe; or that acquired businesses may fail to perform in accordance with expectations; risks associated with international operations; fluctuations in foreign currency exchange rates where the Company has foreign currency exposure, primarily the Canadian and Australian dollars and the Swiss franc, as compared to the U.S. dollar; changes in tax laws, regulations or interpretations, or adverse determinations by taxing authorities; risks related to our indebtedness and our ability to satisfy our debt service requirements under our outstanding debt including our unsecured senior notes, which could reduce our ability to use our cash flow to fund our operations, capital expenditures, future business opportunities and other purposes; a materially adverse change in our financial condition; adverse consequences of current or future litigation and legal claims; changes in accounting judgments and estimates, accounting principles, policies or guidelines; and other risks detailed in the Company's filings with the Securities and Exchange Commission, including the "Risk Factors" section of the Company's Annual Report on Form 10-K for the fiscal year ended July 31, 2023, which was filed on September 28, 2023.
All forward-looking statements attributable to us or any persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. All guidance and forward-looking statements in this press release are made as of the date hereof and we do not undertake any obligation to update any forecast or forward-looking statements whether as a result of new information, future events or otherwise, except as may be required by law.

Statement Concerning Non-GAAP Financial Measures
When reporting financial results, we use the terms Resort Reported EBITDA, Total Reported EBITDA, Net Debt and Net Real Estate Cash Flow, which are not financial measures under accounting principles generally accepted in the United States of America ("GAAP"). Resort Reported EBITDA, Total Reported EBITDA, Net Debt and Net Real Estate Cash Flow should not be considered in isolation or as an alternative to, or substitute for, measures of financial performance or liquidity prepared in accordance with GAAP. In addition, we report segment Reported EBITDA (i.e. Mountain, Lodging and Real Estate), the measure of segment profit or loss required to be disclosed in accordance with GAAP. Accordingly, these measures may not be comparable to similarly-titled measures of other companies. Additionally, with respect to discussion of impacts from currency, the Company calculates the impact by applying current period foreign exchange rates to the prior period results, as the Company believes that comparing financial information using comparable foreign exchange rates is a more objective and useful measure of changes in operating performance.
Reported EBITDA (and its counterpart for each of our segments) has been presented herein as a measure of the Company's performance. The Company believes that Reported EBITDA is an indicative measurement of the Company's operating performance, and is similar to performance metrics generally used by investors to evaluate other companies in the resort and lodging industries. The Company believes that Net Debt is an important measurement of liquidity as it is an indicator of the Company's ability to obtain additional capital resources for its future cash needs. Additionally, the Company believes Net Real Estate Cash Flow is important as a cash flow indicator for its Real Estate segment. See the tables provided in this release for reconciliations of our measures of segment profitability and non-GAAP financial measures to the most directly comparable GAAP financial measures.

Vail Resorts, Inc.
Consolidated Condensed Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended October 31,
	2023	2022
Net revenue:
Mountain and Lodging services and other	$182,834	$210,386
Mountain and Lodging retail and dining	71,442	68,948
Resort net revenue	254,276	279,334
Real Estate	4,289	113
Total net revenue	258,565	279,447
Segment operating expense:
Mountain and Lodging operating expense	255,576	242,286
Mountain and Lodging retail and dining cost of products sold	31,295	35,085
General and administrative	108,025	98,799
Resort operating expense	394,896	376,170
Real Estate operating expense	5,181	1,382
Total segment operating expense	400,077	377,552
Other operating (expense) income:
Depreciation and amortization	(66,728)	(64,614)
Gain on sale of real property	6,285	—
Change in estimated fair value of contingent consideration	(3,057)	(636)
Loss on disposal of fixed assets and other, net	(2,043)	(6)
Loss from operations	(207,055)	(163,361)
Mountain equity investment income, net	859	346
Investment income and other, net	3,684	2,886
Foreign currency loss on intercompany loans	(4,965)	(6,135)
Interest expense, net	(40,730)	(35,302)
Loss before benefit from income taxes	(248,207)	(201,566)
Benefit from income taxes	65,160	58,006
Net loss	(183,047)	(143,560)
Net loss attributable to noncontrolling interests	7,535	6,589
Net loss attributable to Vail Resorts, Inc.	$(175,512)	$(136,971)
Per share amounts:
Basic net loss per share attributable to Vail Resorts, Inc.	$(4.60)	$(3.40)
Diluted net loss per share attributable to Vail Resorts, Inc.	$(4.60)	$(3.40)
Cash dividends declared per share	$2.06	$1.91
Weighted average shares outstanding:
Basic	38,117	40,298
Diluted	38,117	40,298

Vail Resorts, Inc. Consolidated Condensed Statements of Operations - Other Data (In thousands) (Unaudited)
	Three Months Ended October 31,
	2023	2022
Other Data:
Mountain Reported EBITDA	$(139,525)	$(92,133)
Lodging Reported EBITDA	(236)	(4,357)
Resort Reported EBITDA	(139,761)	(96,490)
Real Estate Reported EBITDA	5,393	(1,269)
Total Reported EBITDA	$(134,368)	$(97,759)
Mountain stock-based compensation	$5,848	$5,347
Lodging stock-based compensation	896	950
Resort stock-based compensation	6,744	6,297
Real Estate stock-based compensation	52	48
Total stock-based compensation	$6,796	$6,345

Vail Resorts, Inc.
Mountain Segment Operating Results
(In thousands, except ETP)
(Unaudited)

	Three Months Ended October 31,		Percentage Increase
	2023	2022	(Decrease)
Net Mountain revenue:
Lift	$45,390	$59,540	(23.8)%
Ski school	7,178	8,927	(19.6)%
Dining	18,077	19,442	(7.0)%
Retail/rental	33,474	40,344	(17.0)%
Other	68,336	73,464	(7.0)%
Total Mountain net revenue	172,455	201,717	(14.5)%
Mountain operating expense:
Labor and labor-related benefits	112,049	108,045	3.7%
Retail cost of sales	17,821	20,741	(14.1)%
General and administrative	93,168	83,289	11.9%
Other	89,801	82,121	9.4%
Total Mountain operating expense	312,839	294,196	6.3%
Mountain equity investment income, net	859	346	148.3%
Mountain Reported EBITDA	$(139,525)	$(92,133)	(51.4)%

Total skier visits	658	993	(33.7)%
ETP	$68.98	$59.96	15.0%

Vail Resorts, Inc.
Lodging Operating Results
(In thousands, except Average Daily Rate (“ADR”) and Revenue per Available Room (“RevPAR”))
(Unaudited)

	Three Months Ended October 31,		Percentage Increase
	2023	2022	(Decrease)
Lodging net revenue:
Owned hotel rooms	$25,177	$23,565	6.8%
Managed condominium rooms	12,003	12,859	(6.7)%
Dining	18,083	16,829	7.5%
Golf	6,376	5,890	8.3%
Other	16,723	14,797	13.0%
	78,362	73,940	6.0%
Payroll cost reimbursements	3,459	3,677	(5.9)%
Total Lodging net revenue	81,821	77,617	5.4%
Lodging operating expense:
Labor and labor-related benefits	37,475	36,915	1.5%
General and administrative	14,857	15,510	(4.2)%
Other	26,266	25,872	1.5%
	78,598	78,297	0.4%
Reimbursed payroll costs	3,459	3,677	(5.9)%
Total Lodging operating expense	82,057	81,974	0.1%
Lodging Reported EBITDA	$(236)	$(4,357)	94.6%

Owned hotel statistics:
ADR	$304.03	$277.25	9.7%
RevPAR	$158.97	$155.03	2.5%
Managed condominium statistics:
ADR	$233.92	$240.08	(2.6)%
RevPAR	$50.78	$52.90	(4.0)%
Owned hotel and managed condominium statistics (combined):
ADR	$269.31	$258.48	4.2%
RevPAR	$82.95	$81.36	2.0%

Key Balance Sheet Data
(In thousands)
(Unaudited)

	As of October 31,
	2023	2022
Total Vail Resorts, Inc. stockholders’ equity	$633,031	$1,264,879
Long-term debt, net	$2,732,037	$2,769,698
Long-term debt due within one year	69,659	67,811
Total debt	2,801,696	2,837,509
Less: cash and cash equivalents	728,859	1,180,942
Net debt	$2,072,837	$1,656,567

Reconciliation of Measures of Segment Profitability and Non-GAAP Financial Measures

Presented below is a reconciliation of net loss attributable to Vail Resorts, Inc. to Total Reported EBITDA for the three months ended October 31, 2023 and 2022.

	(In thousands) (Unaudited)
	Three Months Ended October 31,
	2023	2022
Net loss attributable to Vail Resorts, Inc.	$(175,512)	$(136,971)
Net loss attributable to noncontrolling interests	(7,535)	(6,589)
Net loss	(183,047)	(143,560)
Benefit from income taxes	(65,160)	(58,006)
Loss before benefit from income taxes	(248,207)	(201,566)
Depreciation and amortization	66,728	64,614
Loss on disposal of fixed assets and other, net	2,043	6
Change in fair value of contingent consideration	3,057	636
Investment income and other, net	(3,684)	(2,886)
Foreign currency loss on intercompany loans	4,965	6,135
Interest expense, net	40,730	35,302
Total Reported EBITDA	$(134,368)	$(97,759)

Mountain Reported EBITDA	$(139,525)	$(92,133)
Lodging Reported EBITDA	(236)	(4,357)
Resort Reported EBITDA*	(139,761)	(96,490)
Real Estate Reported EBITDA	5,393	(1,269)
Total Reported EBITDA	$(134,368)	$(97,759)

* Resort represents the sum of Mountain and Lodging

Presented below is a reconciliation of net income attributable to Vail Resorts, Inc. to Total Reported EBITDA calculated in accordance with GAAP for the twelve months ended October 31, 2023.

(In thousands) (Unaudited)
Twelve Months Ended
October 31, 2023
Net income attributable to Vail Resorts, Inc.	$229,607
Net income attributable to noncontrolling interests	16,009
Net income	245,616
Provision for income taxes	81,260
Income before provision for income taxes	326,876
Depreciation and amortization	270,615
Loss on disposal of fixed assets and other, net	11,107
Change in fair value of contingent consideration	52,257
Investment income and other, net	(24,542)
Foreign currency loss on intercompany loans	1,737
Interest expense, net	158,450
Total Reported EBITDA	$796,500

Mountain Reported EBITDA	$775,178
Lodging Reported EBITDA	16,388
Resort Reported EBITDA*	791,566
Real Estate Reported EBITDA	4,934
Total Reported EBITDA	$796,500

* Resort represents the sum of Mountain and Lodging

The following table reconciles long-term debt, net to Net Debt and the calculation of Net Debt to Total Reported EBITDA for the twelve months ended October 31, 2023.

(In thousands) (Unaudited)
As of October 31, 2023
Long-term debt, net	$2,732,037
Long-term debt due within one year	69,659
Total debt	2,801,696
Less: cash and cash equivalents	728,859
Net debt	$2,072,837
Net debt to Total Reported EBITDA	2.6x

The following table reconciles Real Estate Reported EBITDA to Net Real Estate Cash Flow for the three months ended October 31, 2023 and 2022.

	(In thousands) (Unaudited)
	Three Months Ended October 31,
	2023	2022
Real Estate Reported EBITDA	$5,393	$(1,269)
Non-cash Real Estate cost of sales	3,607	—
Non-cash Real Estate stock-based compensation	52	48
Change in real estate deposits and recovery of previously incurred project costs/land basis less investments in real estate	206	(46)
Net Real Estate Cash Flow	$9,258	$(1,267)